FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES RECORD FOURTH QUARTER AND YEAR END RESULTS

San Antonio, Texas / Denver, Colorado / Kansas City, Missouri (March 31, 2014) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today that it has filed its SEC Form 10-K detailing the Company’s results of operations for 2013. These results include the impact of EnerJex’s merger with Black Raven Energy, Inc. for the fourth quarter of 2013.

Financial and Operational Highlights:

Fourth Quarter:

▪	Record production of 44,307 net barrels of oil equivalent (85% oil), a 59% increase compared to the prior year.

▪	Record revenue of $3.7 million, a 62% increase compared to the prior year.

▪	Record net income attributed to EnerJex, adjusted to exclude the effect of derivative contracts or oil hedges (“Adjusted Net Income”), of $0.9 million, a 2,214% increase compared to the prior year.

▪	Record earnings attributed to EnerJex before interest, income tax, depreciation and amortization, adjusted to exclude the effect of derivative contracts or oil hedges (“Adjusted EBITDA”), of $1.8 million, a 324% increase compared to the prior year.

Full-Year:

▪	Record production of 120,634 barrels of oil equivalent (95% oil), a 25% increase compared to the prior year.

▪	Record revenue of $10.9 million, a 29% increase compared to the prior year.

▪	Record Adjusted Net Income of $2.0 million, a 600% increase compared to the prior year.

▪	Record Adjusted EBITDA of $4.7 million, a 109% increase compared to the prior year.

▪	Drilled 48 oil wells, recompleted 4 oil wells, and drilled 45 secondary recovery water injection wells with a 100% success rate.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

Reserve Report Highlights:

▪	Record total proved reserves of 5.8 million barrels of oil equivalent (“MMBoe”), a 98% increase compared to the prior year.

▪	Record proved, probable, and possible (3P) reserves of 17.2 MMBoe, a 488% increase compared to the prior year.

▪	Record proved PV-10 value (present value of pre-tax future net cash flow discounted at 10% per annum) of $102.4 million, a 68% increase compared to the prior year.

▪	Record 3P PV-10 value of $184.2 million, a 203% increase compared to the prior year.

▪	EnerJex's 2013 3P reserve estimates are based on an average net price of $88.28 per barrel of oil and $3.45 per thousand cubic feet of natural gas. Based on NYMEX strip pricing as of March 10, 2014, the PV-10 value of the 3P reserves attributed to the Company's Niobrara assets, which account for the majority of its 3P natural gas reserves, would increase by $22.6 million or 52% from $43.5 million to $66.1 million.

Strategic Update

EnerJex's Board of Directors continues to investigate multiple opportunities to both unlock value and accelerate growth in an accretive manner on behalf of shareholders, including but not limited to mergers, acquisitions, joint ventures, and non-dilutive financings. There can be no assurance of the results or timing associated with this process.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “This was an exciting and transformational year for the Company as we continued to focus intensely on growing production, cash flow, and reserves in a manner that is accretive for stockholders on a per-share basis. Following its merger with Black Raven Energy, EnerJex has a multi-year drilling inventory of low-risk oil and natural gas prospects and a sizeable lease position of approximately 100,000 acres focused in the Denver-Julesburg Basin.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering approximately 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from shallow reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by numerous competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Information on Reserves and PV-10 Value

EnerJex’s reserve reports for the years ended December 31, 2013 and 2012 were prepared by MHA Petroleum Consultants, Inc. Future cash inflows relating to the Company’s reserves were computed for the years ended December 31, 2013 and 2012 using the twelve month average price for oil and natural gas (the “benchmark prices”) adjusted for sales contracts and price differentials. Benchmark prices are held constant in accordance with SEC guidelines for the life of the wells. PV-10 value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which measure will be presented in EnerJex’s upcoming Form 10-K, in that PV-10 value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes.

The Company’s 100% working interest in its Adena Field Project is subject to a 30% reversionary working interest that will be assigned to an unrelated third party, subject to the terms and conditions of such agreement, after payout of all acquisition, operating, development, and financing costs including interest. The payout balance associated with this reversionary interest was estimated to be approximately $28 million as of December 31, 2013. The impact of this reversionary interest was not included in EnerJex’s year end 2013 proved reserve estimates because the timing associated with the reversion is expected to occur more than ten years from the date of this report and the PV-10 value associated with such interest is minimal. The reversionary interest was not evaluated in the Company’s probable and possible reserve estimates. EnerJex’s Adena Field Project accounted for approximately 29% of the PV-10 value associated with its proved reserves and 35% of the PV-10 value associated with its 3P reserves in its year end 2013 reserve report.

EnerJex's estimate of proved, probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies. However, the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

GAAP Reconciliation

In addition to revenue and net income determined in accordance with GAAP, we have provided a reconciliation of our EBITDA, Adjusted EBITDA, and Adjusted Net Income in this release. These are non-GAAP financial measures that we use as supplemental measures of our performance. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should be considered as alternatives to revenue, net income, operating income or any other performance measure derived in accordance with GAAP. It should not be assumed that these non-GAAP financial measures are comparable to similarly named figures disclosed by other companies. We define EBITDA, Adjusted EBITDA, and Adjusted Net Income as net income attributed to EnerJex before the effects of the items listed in the tables below.

	YEAR ENDING
	12/31/2013	12/31/2012
Net Income Attributed to EnerJex	$1,290,453	$345,992
Interest	$772,471	$302,357
Depreciation, Depletion, Amortization	$1,856,660	$1,633,467
Taxes	$0	$0
EBITDA	$3,919,584	$2,281,816
Derivative Loss (Gain)	$740,456	$(55,708)
Adjusted Net Income Attributed to EnerJex	$2,030,909	$290,284
Adjusted EBITDA	$4,660,040	$2,226,108

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

	QUARTER ENDING
	12/31/2013	12/31/2012
Net Income Attributed to EnerJex	$1,173,734	$(65,809)
Interest	$379,267	$43,828
Depreciation, Depletion, Amortization	$509,084	$343,133
Taxes	$0	$0
EBITDA	$2,062,085	$321,152
Derivative Loss (Gain)	$(252,100)	$105,645
Adjusted Net Income Attributed to EnerJex	$921,634	$39,836
Adjusted EBITDA	$1,809,985	$426,797

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM